UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 6, 2007

TEMPUR-PEDIC INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 6, 2007, Tempur-Pedic International Inc. (the “Company”) exercised its option under its Credit Agreement dated as of October 18, 2005, as amended (the “Credit Agreement”), with Bank of America, N.A., Nordea Bank Danmark A/S, Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Regions Bank, and National City Bank to increase the domestic revolving credit facility by an additional $100 million.  As a result, the maximum amount permitted to be borrowed under the domestic revolving credit facility is $590 million, and the total commitment under the Credit Agreement is $640 million.  The exercise of this option does not amend any other term of the Credit Agreement.

The Company currently expects that, if it borrows under the increased revolver, the funds would be used for general corporate purposes, which could include funding share repurchases.  As of August 3, 2007, the Company had repurchased approximately 3.4 million shares of common stock, under the Company’s $200 million share repurchase authorization announced on July 19, 2007, for a total aggregate purchase price of approximately $108 million.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

None.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempur-Pedic International Inc.

Date: August 6, 2007	By:	/s/ H. THOMAS BRYANT
Name: H. Thomas Bryant
Title: Chief Executive Officer and President